Exhibit 99.1

October 3, 2005	Contact: Craig McCollam Dionex Corporation 408-481-4107
DIONEX CORPORATION RECEIVES NASDAQ DELISTING NOTIFICATION LETTER RELATING TO
NOTICE OF LATE FILING OF FORM 10-K
FOR RELEASE MONDAY, OCTOBER 3, 2005, 3:00 P.M. P.D.T.
Sunnyvale, California, October 3, 2005 — Dionex Corporation (Nasdaq: DNEX), today acknowledged its receipt of a NASDAQ Staff Determination Letter dated September 30, 2005 regarding potential delisting of the Company’s stock. As a result of the Company’s previously announced inability to timely file its annual report on Form 10-K, the Company is not in compliance with the NASDAQ Stock Market’s continued listing requirement set forth in Marketplace Rule 4310(c)(14). As a result, the Company’s securities are subject to delisting from the NASDAQ National Market.
The Company plans to request a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination and request continued listing on NASDAQ until the Company files its Form 10-K for the fiscal year ended June 30, 2005. In its notification letter the NASDAQ staff informed the Company that this request will result in a postponement of the delisting pending the Panel’s decision. However, the Company can provide no assurance that the hearing panel will grant its request for continued listing. As previously announced, the Company currently plans to file its Form 10-K on or before October 14, 2005.
As a result of the Company’s previously announced inability to timely file its 2005 Form 10-K, the Company’s trading symbol will be changed from DNEX to DNEXE, effective at the opening of business on October 4.
Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The Company’s systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.